EXHIBIT 99.1

NEWS RELEASE

Nabors Post Another Record Quarter at $0.791 per Diluted Share
HAMILTON, Bermuda, May 8, 2006 (BUSINESS WIRE) — Nabors Industries Ltd. (NYSE:NBR), today reported its financial results for the first quarter of 2006. Adjusted income derived from operating activities2 more than doubled to $370.5 million from $171.9 million in the same quarter last year and $292.2 million in the prior quarter ended December 31, 2005. Net income was $256.8 million or $0.79 per diluted share. This net income result compares to $127.4 million or $0.40 per diluted share in the same period of 2005 and $210.6 million or $0.64 per diluted share in the fourth quarter of 2005. Operating Revenues and Earnings from unconsolidated affiliates for this quarter were $1.17 billion compared to $785.7 million in the prior year comparable quarter and $1.02 billion in the fourth quarter of 2005. The quarter’s results included an increase in Canadian tax reserves of $4.3 million, which increased our effective tax rate for the quarter to 31%. The results also reflect approximately $15 million ($0.04 per share) in increased SG&A expenses from modifications in our compensation programs precipitated by the change in accounting rules relating to stock-based compensation.
Commenting on these results, Gene Isenberg, Nabors’ Chairman and Chief Executive Officer said, “This quarter’s results represent another record for Nabors in all of our important financial metrics: operating income, cash flow, earnings per share and return on average capital employed. This puts us well on our way to handily exceeding our expectations for the balance of this year and beyond. Our operational metrics are equally good, with the most significant development being 104 three-year term commitments for new PACE™ rigs from quality customers. This exceeds our previously stated expectation of 100 by mid-2007. Most of these term deals actually average four years of assured work, taking into account the provision of an existing rig until the new rig arrives. This underwritten growth in our fleet not only serves to enhance future income and returns on capital, but also provides an unprecedented degree of visibility. It further speaks to our customer’s acceptance of the capabilities of these rigs, as well as their confidence in the long-term nature of the current cycle. The opportunities for additional rigs continue to be abundant, with many small and large-scale projects under discussion both domestically and internationally.
On a sequential basis our operating results increased by 27% over the quarter ending December 31, 2005. The largest improvement once again came from our US Lower 48 drilling operations, followed closely by our Canadian and US Land well service units, while International increased modestly. All of our other operating

[1]	All EPS numbers have been adjusted to reflect a two for one stock split.

[2]	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting.”

segments posted large percentage improvements, ranging from 25 to 40%, on smaller but still meaningful numbers.
Our US Lower 48 Land drilling business benefited from a substantial increase in pricing, with a significant portion of the contracted fleet yet to reprice at current market rates. Leading edge margins continue to increase and currently exceed those achieved in the first quarter by approximately 50%, indicating the potential of this unit’s forward profitability. Nineteen incremental new rig awards were received during the quarter, bringing total new rig commitments to 76, only three of which are reflected in the first quarter’s results. We expect to average 13 rig years from these new rigs in 2006, with 35 new rigs in operation at the end of the year. The majority of the remaining 41 new rigs should commence operations during the first half of next year, which should result in another 50 rig years in 2007. In addition, we plan to refurbish eight rigs during 2006, five of which already have term commitments. Incremental contributions will also come from investments in existing rigs, including 43 top drives and automatic pipe handling equipment. We are also expanding our rig moving fleet by 50%.
In Canada, the first quarter set another quarterly record by a wide margin on the strength of new highs in rig utilization and pricing, as well as an extended winter drilling season. As a result, expectations for the full year have increased proportionately. Seven of the new rigs are destined for this unit, with four currently working and the balance to commence during 2006. In addition, delivery of the 20 new coiled tubing / stem drilling rigs is under way with the expectation of 12 in service by the end of the year.
Our US well servicing unit also posted a large improvement sequentially on the strength of an early-quarter price increase and slightly higher rig hours. We now have 12 of our new 500 HP Millennium workover rigs in service performing very satisfactorily. Customer acceptance of these new rigs has been very positive, as evidenced by the premium rate they are receiving. We expect to have over 45 of these rigs in service by the end of this year. We have also received the first of 20 new 200 HP truck-mounted service rigs ordered for the California shallow well market, with all units expected to be in service by year-end. This unit has multiple other income producing investments, the most significant of which is a relatively large expansion of its fluid hauling and disposal business.
Our US Offshore business improved steadily throughout the quarter as rigs returned to service following hurricane damage repairs. The full-year outlook is much greater than the first quarter implies as these rigs return to full utilization bolstered by extraordinarily large pricing improvements in all classes of rigs. The second half of this year will also reflect the contribution of three new rigs, which should deploy during the second half and will be additive to the 104 new rigs mentioned previously.
Our International operations improved modestly in line with our commentary last quarter as extended dry-dock time for some of our Arabian Gulf jackups continued to dampen this unit’s results. The outlook for this unit over the balance of the year is exceptionally strong as a significant number of existing rigs are beginning to renew at much higher rates, and 25 incremental rigs are on schedule to commence operations throughout the year. This unit has 21 of the 104 new rig commitments with the contribution of approximately four of these rigs reflected in the first quarter’s results.
Our Other operating segments, which consist primarily of our Sea Mar marine transport vessels and our technology and manufacturing businesses: Canrig, EPOCH and Ryan, also experienced higher volumes and pricing yielding a large increase in their quarterly results. The outlook for these businesses remains surprisingly favorable. Our oil and gas results reflected the property sale we mentioned last quarter. The overall results are essentially in line with our ongoing expectations for this entity as an adjustment to depletion expenses offset a substantial portion of the sale proceeds and we expect to do realize such sales in the future. SG&A increased significantly, as we found it necessary to align our cash compensation more closely with the market as a result of the dramatic reduction in equity based compensation we implemented in light of the new accounting rules.

We are very cognizant of the market concerns regarding short-term natural gas supply / demand and the magnitude of the expansion in capacity planned for the US land rig market over the next couple of years. Based upon our discussions with customers regarding their current and future plans, and even more importantly their willingness to commit capital to long-term projects and pay for upgraded and new rigs, we believe these concerns are overblown. Furthermore, recent and prospective developments across all of our operating entities suggest that our expectations for the future are in all likelihood conservative.”

The Nabors companies own and operate approximately 600 land drilling and approximately 790 land workover and well-servicing rigs in North America. Offshore, Nabors operates 43 platform rigs, 20 jack-up units and three barge rigs in the United States and multiple international markets. Nabors markets 29 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The Company will post a group of slides on its website at least one hour prior to it conference call for interested investors to utilize in following the review of our business results and outlook during a conference call it will conduct, today Monday, May 8, 2006, at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). The call can be accessed on our website at www.nabors.com, or through First Call at www.firstcallevents.com. The slides will be available on the Nabors website and can be viewed or downloaded by going to “Investor Information” and then to “Events Calendar”.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
     For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2006	2005	2005
Revenues and other income:
Operating revenues	$1,163,926	$783,728	$1,017,589
Earnings (losses) from unconsolidated affiliates	4,399	2,003	(1,627)
Investment income	13,870	11,788	30,886

Total revenues and other income	1,182,195	797,519	1,046,848

Costs and other deductions:
Direct costs	614,617	474,626	567,505
General and administrative expenses	88,797	58,641	65,648
Depreciation and amortization	81,389	68,188	78,795
Depletion	13,017	12,353	11,849
Interest expense	8,055	10,737	11,582
Losses on sales of long-lived assets, impairment charges and other expense (income), net	4,029	3,871	22,662

Total costs and other deductions	809,904	628,416	758,041

Income before income taxes	372,291	169,103	288,807

Income tax expense:
Current	61,425	12,215	6,246
Deferred	54,103	29,474	71,942

Income tax expense	115,528	41,689	78,188

Net income	$256,763	$127,414	$210,619

Earnings per share (1)(3):
Basic	$.82	$.42	$.67
Diluted	$.79	$.40	$.64

Weighted-average number of common shares outstanding (1):
Basic	312,990	304,330	314,904

Diluted	324,536	317,554	327,536

Adjusted income derived from operating activities (2)	$370,505	$171,923	$292,165

(1)	See “Computation of Earnings Per Share” included herein as a separate schedule.

(2)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

(3)	On December 13, 2005, our Board of Directors approved a two-for-one stock split on our common shares to be effectuated in the form of a stock dividend. The stock split was subject to the approval by our shareholders of a proposal to amend our Amended and Restated Bye-Laws to increase the authorized share capital of Nabors by the creation of additional common shares. This proposal was approved by our shareholders in a Special Meeting of Shareholders on March 30, 2006. The stock dividend was distributed on April 17, 2006 to shareholders of record on March 31, 2006. All common share, per share and stock option amounts have been restated to reflect the effect of the stock split.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(In thousands, except ratios)	2006	2005
ASSETS
Current assets:
Cash and short-term investments	$474,856	$1,423,525
Accounts receivable, net	949,524	822,104
Other current assets	331,690	371,679

Total current assets	1,756,070	2,617,308
Long-term investments	250,413	222,802
Property, plant and equipment, net	4,156,554	3,886,924
Goodwill, net	359,955	341,939
Other long-term assets	167,547	161,434

Total assets	$6,690,539	$7,230,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$767,912
Other current liabilities	688,965	584,544

Total current liabilities	688,965	1,352,456
Long-term debt	1,252,384	1,251,751
Other long-term liabilities	936,040	868,060

Total liabilities	2,877,389	3,472,267
Shareholders’ equity	3,813,150	3,758,140

Total liabilities and shareholders’ equity	$6,690,539	$7,230,407

Cash, short-term and long-term investments	$725,269	$1,646,327

Funded debt to capital ratio:
— Gross	0.25 : 1	0.35 : 1
— Net of cash and investments	0.12 : 1	0.09 : 1
Interest coverage ratio:	34.9	28.0

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended
	March 31,		December 31,
(In thousands, except rig activity)	2006	2005	2005
Reportable segments:
Operating revenues and Earnings from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$426,350	$258,990	$392,101
U.S. Land Well-servicing	160,733	106,113	136,550
U.S. Offshore	43,526	38,067	33,576
Alaska	26,806	24,768	20,886
Canada	226,557	166,327	187,037
International	146,895	124,030	150,103

Subtotal Contract Drilling (2)	1,030,867	718,295	920,253

Oil and Gas (3)	29,837	15,299	16,042
Other Operating Segments (4) (5)	151,703	75,991	110,910
Other reconciling items (6)	(44,082)	(23,854)	(31,243)

Total	$1,168,325	$785,731	$1,015,962

Adjusted income (loss) derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$179,731	$73,459	$154,003
U.S. Land Well-servicing	46,070	19,428	32,602
U.S. Offshore	10,454	7,011	6,391
Alaska	4,242	5,972	2,865
Canada	83,102	45,768	61,421
International	37,497	29,767	34,633

Subtotal Contract Drilling (2)	361,096	181,405	291,915

Oil and Gas (3)	13,436	874	2,453
Other Operating Segments (4) (5)	20,567	5,062	15,473
Other reconciling items (7)	(24,594)	(15,418)	(17,676)

Total	370,505	171,923	292,165
Interest expense	(8,055)	(10,737)	(11,582)
Investment income	13,870	11,788	30,886
Gains (losses) on sales of long-lived assets, impairment charges and other income (expense), net	(4,029)	(3,871)	(22,662)

Income before income taxes	$372,291	$169,103	$288,807

Rig activity:
Rig years: (8)
U.S. Lower 48 Land Drilling	253.4	222.4	247.5
U.S. Offshore	14.9	15.6	14.0
Alaska	7.2	6.7	8.3
Canada	73.3	66.2	64.8
International (9)	86.3	75.2	85.5

Total rig years	435.1	386.1	420.1

Rig hours: (10)
U.S. Land Well-servicing	311,768	296,611	297,447
Canada Well-servicing	121,224	114,336	103,452

Total rig hours	432,992	410,947	400,899

(1)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2)	Includes Earnings (losses) from unconsolidated affiliates, accounted for by the equity method, of $.69 million, $0.7 million and $(2.0) million for the three months ended March 31, 2006 and 2005 and December 31, 2005, respectively.

(3)	Represents our oil and gas exploration, development and production operations.

(4)	Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(5)	Includes Earnings (losses) from unconsolidated affiliates, accounted for by the equity method, of $3.7 million, $1.3 million and $.37 million for the three months ended March 31, 2006 and 2005 and December 31, 2005, respectively.

(6)	Represents the elimination of inter-segment transactions.

(7)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represents a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0, 3.7 and 3.9 years during the three months ended March 31, 2006 and 2005 and December 31, 2005, respectively.

(10)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2006	2005	2005
Net income (numerator):
Net income	$256,763	$127,414	$210,619
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$1.381 billion due 2021 (1)	—	—	—
$700 million due 2023 (2)	—	—	—

Adjusted net income — diluted	$256,763	$127,414	$210,619

Earnings per share:
Basic	$.82	$.42	$.67
Diluted	$.79	$.40	$.64

Shares (denominator):(4)
Weighted-average number of shares outstanding — basic (3)	312,990	304,330	314,904
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	10,986	13,224	10,534
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$1.381 billion due 2021 (1)	—	—	—
$700 million due 2023 (2)	560	—	2,098

Weighted-average number of shares outstanding — diluted	324,536	317,554	327,536

(1)	Diluted earnings per share for the three months ended March 31, 2006 and 2005 and December 31, 2005 excludes approximately 1.2 million potentially dilutive shares initially issuable upon the conversion of our $57 million zero coupon convertible senior debentures. Such shares did not impact our calculation of dilutive earnings per share for those periods as we are required to pay cash up to the principal amount of any debentures converted. We would only issue an incremental number of shares upon conversion of these debentures, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation if the price of our shares exceeded approximately $49.

(2)	Diluted earnings per share for the three months ended March 31, 2005 does not include any incremental shares issuable upon the exchange of our $700 million zero coupon senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $35.05 on the last trading day of the quarter, which was the case for the applicable measurement period for the three months ended March 31, 2006 and December 31, 2005.

(3)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco (Canada) Inc., an indirect wholly-owned Canadian subsidiary of Nabors, respectively: 312.8 million and .2 million shares for the three months ended March 31, 2006; 304.0 million and .3 million shares for the three months ended March 31, 2005; and 314.6 million and .4 million shares for the three months ended December 31, 2005. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to voting rights and the right to receive dividends, if any.

(4)	On December 13, 2005, our Board of Directors approved a two-for-one stock split on our common shares to be effectuated in the form of a stock dividend. The stock split was subject to the approval by our shareholders of a proposal to amend our Amended and Restated Bye-Laws to increase the authorized share capital of Nabors by the creation of additional common shares. This proposal was approved by our shareholders in a Special Meeting of Shareholders on March 30, 2006. The stock dividend was distributed on April 17, 2006 to shareholders of record on March 31, 2006 . All common share, per share and stock option amounts have been restated to reflect the effect of the stock split.

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